EXHIBIT 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

:
In re:	:	Chapter 11
:
CAPSTONE GREEN ENERGY CORPORATION, et al.,	:	Case No. 23-[___] (___)
:
Debtors.[1]	:	(Joint Administration Requested)
:

JOINT PREPACKAGED CHAPTER 11 PLAN OF REORGANIZATION OF

CAPSTONE GREEN ENERGY CORPORATION AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTIONS IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE. THIS CHAPTER 11 PLAN WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL FOLLOWING SOLICITATION AND THE DEBTORS’ FILING FOR CHAPTER 11 BANKRUPTCY.

Matthew B. Lunn (No. 4119)

Shane M. Reil (No. 6195)

YOUNG CONAWAY STARGATT & TAYLOR, LLP

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone:(302) 571-6600

Facsimile:(302) 571-1253

Email: mlunn@ycst.com

sreil@ycst.com

Proposed Co-Counsel for the Debtors

and Debtors in Possession

Peter A. Siddiqui (pro hac vice pending)

Ethan D. Trotz (pro hac vice pending)

Kenneth N. Hebeisen (pro hac vice pending)

KATTEN MUCHIN ROSENMAN LLP

525 W. Monroe Street

Chicago, IL 60661

Telephone:(312) 902-5200

Facsimile:(312) 902-1061

Email: peter.siddiqui@katten.com

ethan.trotz@katten.com

ken.hebeisen@katten.com

Proposed Co-Counsel for the Debtors

and Debtors in Possession

[1]

The Debtors in these Chapter 11 Cases, along with the last four digits of each Debtor’s federal tax identification number are: Capstone Green Energy Corporation (0883); Capstone Turbine International, Inc. (4270); and Capstone Turbine Financial Services, LLC (N/A). The Debtors’ mailing address is 16640 Stagg Street, Van Nuys, California 91406.

Table of Contents

Page

Article I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES4

1.1 Defined Terms4

1.2 Rules of Interpretation14

1.3 Computation of Time14

1.4 Governing Law14

1.5 Reference to Monetary Figures15

1.6 Reference to the Debtors or Reorganized Debtors15

Article II ADMINISTRATIVE AND PRIORITY CLAIMS15

2.1 Administrative Claims15

2.2 Professional Claims15

2.3 Priority Tax Claims16

2.4 DIP Claims16

2.5 Payment of Fees and Expenses16

Article III CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS17

3.1 Classification of Claims and Interests17

3.2 Treatment of Classes of Claims and Interests17

3.3 Special Provision Governing Unimpaired Claims21

Article IV PROVISIONS FOR IMPLEMENTATION OF THE PLAN22

4.1 General Settlement of Claims22

4.2 Transactions On or After the Effective Date22

4.3 New Debt Facility23

4.4 Offering and Issuance of Securities23

4.5 Subordination24

4.6 Vesting of Assets in the Reorganized Debtors24

4.7 Cancellation of Notes, Instruments, Certificates, and Other Documents25

4.8 Issuance of New Securities; Execution of Plan Documents25

4.9 Corporate Action25

4.10 Charter and Bylaws25

4.11 Effectuating Documents; Further Transactions26

4.12 Section 1146(a) Exemption26

4.13 Directors, Officers, and Management26

4.14 Incentive Plans and Employee and Retiree Benefits26

4.15 Preservation of Rights of Action27

4.16 Pre-Petition Secured Party’s Fees27

4.17 Intercompany Claims.28

Article V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES28

5.1 Assumption of Executory Contracts and Unexpired Leases28

5.2 Cure of Defaults and Objections to Assumption29

5.3 Pre-existing Payment and Other Obligations29

5.4 Rejection Damages Claims and Objections to Rejection30

5.5 Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date30

5.6 Reservation of Rights30

Article VI PROVISIONS GOVERNING DISTRIBUTIONS30

6.1 Distributions on Account of Claims and Interests Allowed as of the Effective Date30

6.2 Special Rules for Distributions to Holders of Disputed Claims and Interests31

6.3 Delivery of Distributions31

6.4 Claims Paid or Payable by Third Parties33

6.5 Setoffs34

6.6 Allocation Between Principal and Accrued Interest34

Article VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS34

7.1 Disputed Claims Process34

7.2 Prosecution of Objections to Claims and Interests35

7.3 No Interest35

7.4 Disallowance of Claims and Interests35

Article VIII EFFECT OF CONFIRMATION OF THE PLAN35

8.1 Discharge of Claims and Termination of Interests35

8.2 Releases by the Debtors36

8.3 Releases by Certain Holders of Claims37

8.4 Exculpation38

8.5 Injunction38

8.6 Protection Against Discriminatory Treatment38

8.7 Indemnification39

8.8 Release of Liens39

Article IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE40

9.1 Conditions Precedent to the Effective Date40

9.2 Waiver of Conditions Precedent40

9.3 Effect of Non-Occurrence of Conditions to Consummation40

Article X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN41

10.1 Modification of Plan41

10.2 Revocation or Withdrawal of Plan41

10.3 Confirmation of the Plan41

Article XI RETENTION OF JURISDICTION41

Article XII MISCELLANEOUS PROVISIONS43

12.1 Additional Documents43

12.2 Payment of Statutory Fees43

12.3 Reservation of Rights44

12.4 Elimination of Vacant Classes44

12.5 Successors and Assigns44

12.6 Service of Documents44

12.7 Term of Injunctions or Stays45

12.8 Entire Agreement45

12.9 Non-Severability45

INTRODUCTION

Capstone Green Energy Corporation (“Capstone”) and its Debtor subsidiaries in the above-captioned Chapter 11 Cases jointly propose this Plan.  Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding claims against and interests in each Debtor pursuant to the Bankruptcy Code.  Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code.  The classifications of claims and interests set forth in Article III shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable.  The Plan contemplates no substantive consolidation of any of the Debtors.  Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, and a summary and analysis of this Plan and certain related matters.

Article I

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES
1.1	Defined Terms
1.“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estate and operating the business of the Debtors; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estate pursuant to section 1930 of chapter 123 of title 28 of the United States Code.
2.“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.
3.“Allowed” means, as to a Claim or an Interest, a Claim or Interest or any portion thereof, specifically allowed under the Plan, the Bankruptcy Code, or by a Final Order.
4.“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of the Debtors or their Estates or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502,510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.
5.“Ballot” means each of the ballots distributed to each holder of an Impaired Claim that is entitled to vote to accept or reject the Plan and on which such holder is to indicate, among other things, acceptance or rejection of the Plan.
6.“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time.
7.“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

8.“Bankruptcy Rules” means, as may be amended from time to time, the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.
9.“Business Day” means any day, other than a Saturday, Sunday, or legal holiday, as defined in Bankruptcy Rule 9006(a).
10.“Branch Office – UK” means that certain branch office located in the United Kingdom.
11.“Capstone” has the meaning set forth in the Introduction hereof.
12.“Capstone Subsidiary” means each subsidiary of Capstone.
13.“Capstone Trademarks” means all trademarks, service marks, brand names, trade names, corporate names, d/b/a names, Internet domain names, social media names and accounts, logos, and all other identifiers or designations of source or origin or goodwill, in any jurisdiction and whether registered or unregistered, that consist of, incorporate or contain “Capstone”, and all variations and derivatives thereof, including all registrations and applications for registration thereof.
14.“Capstone Turbine International Equity” means Capstone’s Equity Interests in Capstone Turbine International.
15.“Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.
16.“Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against Insiders and/or any other Entities under the Bankruptcy Code, including Avoidance Actions) of any of the Debtors and/or the Estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.
17.“Certificate” means any instrument evidencing a Claim or an Interest.
18.“Chapter 11 Cases” means the Chapter 11 Cases pending with respect to the Debtors in the Bankruptcy Court.
19.“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

20.“Claims and Noticing Agent” means the claims and noticing agent the Debtors may retain in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court.
21.“Claims Register” means the official register of Claims against or Interests in the Debtors maintained by the Claims and Noticing Agent.
22.“Class” means a category of holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.
23.“Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.
24.“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.
25.“Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.
26.“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement.
27.“Consummation” means the occurrence of the Effective Date.
28.“Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.
29.“Cure” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default which is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.
30.“Debtors” means, collectively, each of Capstone Green Energy Corporation, Capstone Turbine Financial Services, LLC, and Capstone Turbine International.
31.“DIP Agent” means Goldman Sachs Specialty Lending Group, L.P., in such capacity.
32.“DIP Claim” means all Claims pursuant to the DIP Note Purchase Agreement.
33.“DIP Claims Equitization Percentage” means a fraction where the numerator is $10 million of the DIP Pre-Petition Roll Up Notes (plus accrued and unpaid interest thereon) and the denominator is the Total Amount of Claims Equitized.
34.“DIP New Money Notes” means up to $12 million of new money notes issued pursuant to the DIP Note Purchase Agreement.
35.“DIP Note Purchase Agreement” means that certain Super-priority Senior Secured Debtor-in-Possession Note Purchase Agreement dated [•], 2023.

36.“DIP Pre-Funding Roll Up Notes” means a $3 million roll up of the principal amount of Pre-Funding Notes in the form of notes issued pursuant to the DIP Note Purchase Agreement.
37.“DIP Pre-Petition Roll Up Notes” means a $15 million roll up of certain Pre-Petition Secured Debt in the form of notes issued pursuant to the DIP Note Purchase Agreement.
38.“DIP Purchaser” means Broad Street Credit Holdings LLC, in such capacity.
39.“Disclosure Statement” means the disclosure statement for the Plan as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto.
40.“Disputed” means as to a Claim or Interest, or any portion thereof, that (a) is not Allowed; (b) is not disallowed under the Plan, the Bankruptcy Code, or a Final Order; (c) is the subject of an objection or request for estimation filed in the Bankruptcy Court and which objection or request for estimation has not been withdrawn or overruled by a Final Order of the Bankruptcy Court, or (d) is otherwise disputed by the Debtors or the Reorganized Debtors in accordance with applicable law, which dispute has not been withdrawn, resolved or overruled by Final Order.
41.“Distribution Agent” means Reorganized PublicCo, in such capacity, or any delegee thereof.
42.“Distributor Support Services” means the program and set of services originally funded by Capstone’s distributors that, as of the Petition Date, provides distributor training to distributors, and undertakes website development and company branding and strategic marketing activities for Capstone and to the benefit of Capstone’s distributors.
43.“Effective Date” means the date that is a Business Day selected by the Debtors, subject to the prior written consent of the Pre-Petition Secured Party, after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.l hereof have been satisfied or waived in accordance with Section 9.2 hereof; provided that such date shall occur on or before forty-two (42) days after the Petition Date unless a later date is consented to in writing by the Pre-Petition Secured Party.
44.“EIP” means the Key Individual Retention Shares and any equity incentive plan entered into by the Debtors, Reorganized PublicCo Board and/or the members of New Subsidiary, as applicable, each in form and substance acceptable to DIP Purchaser and Purchaser, in connection with or following the Effective Date.
45.“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.
46.“Equity Interest” means any and all equity securities (as defined in section 101(16) of the Bankruptcy Code) in a Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

47.“Equity Security” has the meaning set forth in section 101(16) of the Bankruptcy Code.
48.“Estate” means the bankruptcy estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.
49.“Exculpated Claim” means any Claim arising out of or related to any act or omission in connection with (a) the Debtors’ in-court or out-of-court efforts to implement the Restructuring, the Chapter 11 Cases, the DIP Financing, or the Transaction Support Agreement; (b) the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement or Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Transaction Support Agreement, the Disclosure Statement, the DIP Financing, or the Plan; (c) the filing of the Chapter 11 Cases; (d) the pursuit of Confirmation; (e) the pursuit of Consummation; (f) the administration and implementation of the Plan; or (g) the distribution of property under the Plan; provided that “Exculpated Claims” do not include any obligations of the Exculpated Parties arising on or after the Effective Date under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.
50.“Exculpated Party” means each of the following in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Pre-Petition Secured Party; (d) the NPA Collateral Agent; (e) the DIP Purchaser; (f) the DIP Agent; and (g) with respect to each of the foregoing Entities in clauses (a) through (f), such Entity’s successors and assigns and current and former affiliates, subsidiaries, and current as of the Petition Date officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals.
51.“Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
52.“Exit Facility New Money Tranche” means a $5 million committed revolving loan tranche.
53.“Exit Facility Roll Up Tranche 1” means a roll up tranche of up to $12 million (plus any accrued interest) of the DIP New Money Notes outstanding.
54.“Exit Facility Roll Up Tranche 2” means a roll up tranche of $5 million (plus any accrued interest) of the DIP Pre-Petition Roll Up Notes.
55.“Exit Facility Roll Up Tranche 3” means a roll up tranche of $3 million (plus any accrued interest) of the DIP Pre-Funding Roll Up Notes.
56.“Final Decree” means the decree contemplated under Bankruptcy Rule 3022.
57.“Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.
58.“General Unsecured Claim” means any Claim other than an Administrative Claim, Professional Claim, Priority Tax Claim, Secured Tax Claim, Other Secured Claim, Other Priority Claim, Pre-Petition Secured Claim, DIP Claim, or Section 510(b) Claim.
59.“Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.
60.“Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.
61.“Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.
62.“Intercompany Claim” means any Claim by a Debtor against another Debtor that is reflected in the Debtors’ books and records.
63.“Intercompany Contract” means a contract between or among two or more Debtors.
64.“Intercompany Interest” means an Interest held by a Debtor.
65.“Interest” means any Equity Security in a Debtor existing immediately prior to the Effective Date.
66.“IP Assignment Agreement” means an agreement between Capstone and the Capstone Subsidiaries pursuant to which each Capstone Subsidiary assigns, transfers, conveys and delivers to Capstone all of its right, title and interest in and to the Capstone Trademarks, including all common law rights thereto and all goodwill of the business connected with the use of and symbolized thereby.
67.“Key Individual Retention Shares” means certain nonvoting common shares of Capstone Turbine International issued to certain employees and directors of Capstone prior to the Petition Date.
68.“License Agreement” means an agreement between Reorganized PrivateCo and Reorganized PublicCo pursuant to which Reorganized PrivateCo will grant Reorganized PublicCo a non-exclusive, limited license to use the Capstone Trademarks pursuant to the terms and conditions therein.
69.“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.
70.“New Debt Facility” means a financing facility, entered into by New Subsidiary as borrower and Reorganized PublicCo as guarantor on the Effective Date in an aggregate amount of up to $25 million, comprised of Exit Facility Roll Up Tranche 1, Exit Facility Roll Up Tranche 2,

Exit Facility Roll Up Tranche 3 and Exit Facility New Money Tranche, all on the same terms as or better terms for New Subsidiary than those set forth in the New Debt Facility Term Sheet.
71.“New Debt Facility Term Sheet” means the term sheet attached to the Transaction Support Agreement as Exhibit B, as it may be amended, supplemented, or modified from time to time.
72.“New Subsidiary” means a newly formed subsidiary of Capstone that shall be formed on or prior to the Effective Date.  References to New Subsidiary include each of New Subsidiary’s subsidiaries and controlled affiliates, unless the context clearly requires otherwise.
73.“New Subsidiary Common Units” means common units of New Subsidiary issued on or about the Effective Date in an amount equal to a sixty-two and one-half percent (62.5%) ownership share of New Subsidiary.
74.“New Subsidiary Preferred Units” means Series A preferred units of New Subsidiary issued on or about the Effective Date in accordance with the New Subsidiary Preferred Units Term Sheet in an amount equal to a thirty-seven and one-half percent (37.5%) ownership share of New Subsidiary.
75.“New Subsidiary Preferred Units Term Sheet” means that certain term sheet with respect to the New Subsidiary Preferred Units attached to the Transaction Support Agreement as Exhibit C.
76.“Note Documents” has the meaning ascribed to such term in the NPA.
77.“NPA” means the Amended and Restated Note Purchase Agreement, by and among certain affiliates of Capstone, the Pre-Petition Secured Party, and the NPA Collateral Agent, dated as of October 1, 2020 (as amended, supplemented, or modified from time to time).
78.“NPA Collateral Agent” means Goldman Sachs Specialty Lending Group, L.P. in its capacity as collateral agent under the NPA.
79.“Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.
80.“Other Secured Claim” means any Secured Claim other than a Pre-Petition Secured Claim, DIP Claim or a Secured Tax Claim.  For the avoidance of doubt, Other Secured Claims includes any Claim arising under, derived from, or based upon any letter of credit issued in favor of the Debtors, the reimbursement obligation for which is either secured by a Lien on collateral or subject to a valid right of setoff.
81.“Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.
82.“Petition Date” means the date on which the Debtors filed their petition for relief commencing the Chapter 11 Cases.

83.“Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.
84.“Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors prior to the date scheduled for the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.
85.“Pre-Funding Notes” means the Pre-Funding Notes (as defined in the NPA).
86.“Pre-Petition Claims Equitization Percentage” means a fraction where the numerator is $35 million of principal of the Pre-Petition Secured Claim, plus accrued and unpaid interest with respect to the principal of the Pre-Petition Secured Claim as of the Effective Date and the denominator is the Total Amount of Claims Equitized.
87.“Pre-Petition Secured Claim” means any claim arising under the NPA excluding any DIP Claim on account of the DIP Roll Up Notes.
88.“Pre-Petition Secured Debt” means the Obligations (as defined in the NPA) incurred prior to the Petition Date.
89.“Pre-Petition Secured Party” means Broad Street Credit Holdings LLC.
90.“Pre-Petition Warrants” means the warrants in Capstone held by Special Situations Investing Group II, LLC, or an affiliate thereof.
91.“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.
92.“Pro Rata” means the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.
93.“Professional” means an Entity (a) employed in the Chapter 11 Cases in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
94.“Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Confirmation Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.
95.“Proof of Claim” means a proof of Claim filed against any of the Debtors in the Chapter 11 Cases.

96.“Rejection Schedule” means the schedule of Executory Contracts and Unexpired Leases in the Plan Supplement, as may be amended from time to time, setting forth certain Executory Contracts and Unexpired Leases for rejection as of the Effective Date under section 365 of the Bankruptcy Code.
97.“Released Party” means each of the following in its/their capacity as such:  (a) the Debtors; (b) the Pre-Petition Secured Party; (c) the NPA Collateral Agent; (d) the DIP Purchaser; (e) the DIP Agent; and (f) with respect to each of the foregoing Entities in clauses (a) through (e), such Entity’s successors, assigns, direct and indirect subsidiaries, affiliates, and funds, and current and former members, partners, managers, managing members, and current as of the Petition Date officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives of any of the foregoing, provided, however, that such releases with respect to any Debtor’s officers and/or directors who are currently the subject of the ongoing investigation by an independent law firm shall be subject to the completion of such investigation.
98.“Releasing Parties” means each of the following in its/their capacity as such: (a) the Debtors; (b) the Pre-Petition Secured Party; (c) the NPA Collateral Agent; (d) the DIP Purchaser; and (e) the DIP Agent.
99.“Reorganized Capstone” means, on and after the Effective Date, the Reorganized Debtors and New Subsidiary.
100.“Reorganized Debtor” means a Debtor (or any successor thereto by merger, consolidation, or otherwise) on and after the Effective Date.
101.“Reorganized PrivateCo” means Capstone on and after the Effective Date.
102.“Reorganized PrivateCo Equity” means common equity of Reorganized PrivateCo.
103.“Reorganized PublicCo” means Capstone Turbine International on and after the Effective Date.
104.“Reorganized PublicCo Board” means the board of directors of Reorganized PublicCo identified in the Plan Supplement.
105.“Reorganized PublicCo Equity” means common equity of Reorganized PublicCo and shall include the Key Individual Retention Shares.
106.“Restructuring” means the reorganization and restructuring of the Debtors as contemplated by the Plan, including all related transactions occurring before and after the Petition Date.
107.“Retained Assets” means (i) all of Capstone’s right, title, and interest in and to the Capstone Trademarks (and including those that are assigned to Capstone pursuant to the IP Assignment Agreement); and (ii) all assets, including cash, accounts receivable, tangible assets and intangible assets, owned by Capstone as of the Petition Date, that relate solely to Distributor Support Services, as will be described in more detail in the Plan Supplement; provided, however, that notwithstanding the foregoing, no Executory Contracts or unexpired leases other than Retained Contracts shall be Retained Assets.
108.“Retained Contracts” means the Executory Contracts and unexpired leases identified in the Plan Supplement as Retained Contracts.
109.“Section 510(b) Claim” means any Claim against the Debtors arising from rescission of a purchase or sale of a security of the Debtors or an Affiliate, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.
110.“Secured Claim” means a Claim (a) secured by a Lien on property of an Estate to the extent of the value of such property, as determined in accordance with section 506(a) of the Bankruptcy Code, or (b) subject to a valid right of setoff.
111.“Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.
112.“Securities Act” means, as may be amended from time to time, the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, and any similar federal, state, or local law.  References herein to specific provisions of the Securities Act include any similar provisions of federal, state, or local law.
113.“Security” has the meaning set forth in section 2(a)(l) of the Securities Act.
114.“Services Agreement” means one or more agreements between Reorganized PrivateCo and Reorganized PublicCo (or its subsidiaries) by which, among other things, the parties will provide services to each other, each on terms to be disclosed in the Plan Supplement.
115.“Total Amount of Claims Equitized” means $10 million of the DIP Roll Up Notes (plus accrued and unpaid interest thereon) plus $35 million of principal of the Pre-Petition Secured Claim (plus accrued and unpaid interest with respect to the principal of the Pre-Petition Secured Claim as of the Effective Date).
116.“Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of September 28, 2023, by and among the Debtors and the Pre-Petition Secured Party, as may be amended, supplemented, or modified from time to time.
117.“Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Interest to a holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to the Debtors’ or Reorganized Debtors’ requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.
118.“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

119.“Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.
120.“Voting Deadline” means 4:00 P.M. prevailing Eastern Time on October 2, 2023, as such date may be extended by the Debtors with consent of the Pre-Petition Secured Party.
1.2	Rules of Interpretation
(a)For purposes of the Plan, the following rules of interpretation apply: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
(b)The rule of “contra proferentum” does not apply to the interpretation of the Plan.  The Plan is the product of extensive negotiations between and among the Debtors, the Pre-Petition Secured Party, and the NPA Collateral Agent.  Each of the foregoing, including the Debtors, was represented by independent counsel of their choice who either (i) participated in the formulation and documentation of or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto.  Accordingly, unless explicitly stated otherwise, the general rule of contract construction known as “contra proferentum” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, or any exhibit, schedule, contract, instrument, release, or other document generated in connection therewith as concerns such parties identified above.
1.3	Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

1.4	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict-of-laws principles.

1.5	Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

1.6	Reference to the Debtors or Reorganized Debtors

Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

Article II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(l) of the Bankruptcy Code, Administrative Claims, Professional Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III.

2.1	Administrative Claims

Unless otherwise agreed to by the holder of an Allowed Administrative Claim and the Debtors or Reorganized Debtors, as applicable, each holder of an Allowed Administrative Claim (other than holders of Professional Claims and Claims for fees and expenses pursuant to 28 U.S.C. § 1930) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim at one of the following times, as applicable: (a) on the Effective Date, or as soon as practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, then no later than thirty (30) days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, then in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claims, without any further action by the holders of such Allowed Administrative Claims.

2.2	Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than thirty (30) days after the Effective Date, and any holder of a Professional Claim that does not file and serve such application by such date shall be forever barred from asserting such Claim against the Debtors, Reorganized Debtors, or their respective properties, and such Claims shall be deemed discharged as of the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, provided that objections to any Professional Claim must be filed and served on the Reorganized Debtors and counsel to the Reorganized Debtors no later than twenty-eight (28) days after the filing of such request for payment of Professional Claims (unless otherwise agreed by the party requesting compensation of a Professional Claim).  Reorganized PublicCo or New Subsidiary shall pay Professional Claims in Cash in the amount the Court Allows.  From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to, or action, order, or approval of, the Bankruptcy Court.

2.3	Priority Tax Claims

Each holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive on the Effective Date, or as soon as practicable thereafter, from the respective Debtor liable for such Allowed Priority Tax Claim, payment in Cash in an amount equal to the amount of such Allowed Priority Tax Claim.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

2.4	DIP Claims

Notwithstanding anything to the contrary herein, in full and final satisfaction, settlement, release, and discharge of, and in exchange for release of all Allowed DIP Claims, on the Effective Date, each holder of an Allowed DIP Claim shall receive its Pro Rata share of: (i) the DIP Claims Equitization Percentage of Reorganized PrivateCo Equity issued on the Effective Date in full and final satisfaction, settlement, release, and discharge of $10 million of the DIP Pre-Petition Roll Up Notes (plus any accrued unpaid interest thereon); (ii) principal under the New Debt Facility in an amount equal to, and in exchange for, one hundred percent (100%) of the principal amount of the DIP New Money Notes outstanding on the Effective Date (including accrued interest in respect of the DIP New Money Notes, the DIP Pre-Petition Roll Up Notes and the DIP Pre-Funding Notes) on a dollar-for-dollar basis; (iii) principal under the New Debt Facility in an amount equal to, and in exchange for, $5 million of the principal amount of the DIP Pre-Petition Roll Up Notes (plus any accrued unpaid interest thereon) outstanding on the Effective Date on a dollar-for-dollar basis; (iv) principal under the New Debt Facility in an amount equal to, and in exchange for, $3 million of the principal amount of the DIP Pre-Funding Roll Up Notes (plus any accrued unpaid interest thereon) outstanding on the Effective Date on a dollar-for-dollar basis; (v) indirect ownership of the New Subsidiary Preferred Units issued to Reorganized PrivateCo; and/or (vi) such other treatment as agreed by the Debtors and the applicable holder of DIP Claims.

2.5	Payment of Fees and Expenses

The fees and expenses of the Pre-Petition Secured Party and the DIP Purchaser, and their respective professionals, shall be paid in connection with this Plan or any applicable orders entered by the Bankruptcy Court, on the Effective Date, or, with the consent of the Pre-Petition Secured Party and the DIP Purchaser, as applicable, as soon as reasonably practicable thereafter.  Nothing herein shall require the professionals for the Pre-Petition Secured Party or the DIP Purchaser to

file applications with, or otherwise seek approval of, the Bankruptcy Court as a condition to the payment of such fees and expenses.

Article III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS
3.1	Classification of Claims and Interests

Except for the Claims addressed in Article II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

Below is a chart assigning each Class a number for purposes of identifying each separate Class.

Class	Claim or Interest	Status	Voting Rights
1 2	Secured Tax Claims Pre-Petition Secured Claim	Unimpaired Impaired	Presumed to Accept Entitled to Vote
3 4	Other Secured Claims Other Priority Claims	Unimpaired Unimpaired	Presumed to Accept Presumed to Accept
5	General Unsecured Claims	Unimpaired	Presumed to Accept
6	Intercompany Claims	Unimpaired/Impaired	Presumed to Accept/Deemed to Reject
7	Intercompany Interests	Unimpaired	Deemed to Accept
8 9	Equity Interests Section 510(b) Claims	Impaired Impaired	Deemed to Reject Deemed to Reject

3.2	Treatment of Classes of Claims and Interests

This Plan is a joint plan but constitutes a separate Plan for each Debtor.  Except to the extent that a holder of an Allowed Claim or Interest, as applicable, agrees to a less favorable treatment, such holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s Allowed Claim against or Interest in the Debtors, as applicable.  Unless otherwise indicated, the holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as practicable thereafter.

(a)Class 1 — Secured Tax Claims
(1)	Classification: Class 1 consists of any Secured Tax Claims against any Debtor.
(2)	Treatment: Each holder of an Allowed Secured Tax Claim shall receive, as applicable:
A.	If the Allowed Secured Tax Claim is due and payable on or before the Effective Date, Cash in an amount equal to such Allowed Secured Tax Claim; or
B.	If the Allowed Secured Tax Claim is not due and payable on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business, provided that to the extent the Allowed Secured Tax Claim is secured by an interest in property of an Estate, the holder of such Claim shall retain such interest in such property until paid in full therefor.
(3)	Voting: Class 1 is Unimpaired. Holders of Allowed Secured Tax Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Secured Tax Claims are not entitled to vote to accept or reject the Plan.
(b)Class 2 — Pre-Petition Secured Claim
(1)	Classification: Class 2 consists of any Pre-Petition Secured Claim.
(2)	Allowance: On the Effective Date, the Pre-Petition Secured Claim shall be Allowed Claims secured by the Collateral (as defined in the Note Documents), and shall not be subject to avoidance, objection, challenge, deduction, subordination, recharacterization, reclassification or offset, in the aggregate amount of (a) $35 million of principal of the Pre-Petition Secured Claim, plus (b) accrued and unpaid interest with respect to the principal of the Pre-Petition Secured Claim as of the Effective Date.
(3)	Treatment: Each holder of an Allowed Pre-Petition Secured Claim shall receive, in full satisfaction and discharge of all of such holder’s Allowed Pre-Petition Secured Claim: (i) its Pro Rata amount of the Pre-Petition Claims Equitization Percentage of Reorganized PrivateCo Equity issued on the Effective Date, and (ii) indirect ownership of the New Subsidiary Preferred Units issued to Reorganized PrivateCo.
(4)	Voting: Class 2 is Impaired. Holders of an Allowed Pre-Petition Secured Claim are entitled to vote to accept or reject the Plan.

(c)Class 3 — Other Secured Claims
(1)	Classification: Class 3 consists of any Other Secured Claims against any Debtor.
(2)	Treatment: Each holder of an Allowed Other Secured Claim shall, at the sole option of the Debtors or the Reorganized Debtors, as applicable:
A.	Have its Allowed Other Secured Claim reinstated and rendered Unimpaired in accordance with section 1124(2) of the Bankruptcy Code; or
B.	To the extent the Allowed Other Secured Claim is secured by an interest in property of an Estate, receive the property securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code: provided that the holder of such Claim shall retain such interest in such property until paid in full therefor.
(3)	Voting: Class 3 is Unimpaired. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.
(d)Class 4 — Other Priority Claims
(1)	Classification: Class 4 consists of any Other Priority Claims against the Debtors.
(2)	Treatment: Each holder of an Allowed Other Priority Claim shall be paid in full in Cash.
(3)	Voting: Class 4 is Unimpaired. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.
(e)Class 5 — General Unsecured Claims
(1)	Classification: Class 5 consists of any General Unsecured Claims against any Debtor.
(2)	Treatment: Each holder of an Allowed General Unsecured Claim shall receive Cash in an amount equal to such Allowed General Unsecured Claim on the later of the Effective Date or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Allowed General Unsecured Claim.

(3)	Voting: Class 5 is Unimpaired. Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.
(f) Class 6 — Intercompany Claims
(1)	Classification: Class 6 consists of all Intercompany Claims.
(2)	Treatment: Intercompany Claims shall be, either: (i) reinstated as of the Effective Date or (ii) in the case of any Intercompany Claim against Capstone, (x) reinstated as Claims against Reorganized PublicCo or New Subsidiary, as applicable, or (y) cancelled, and no distribution shall be made on account of such Claims.
(3)	Voting: Holders of Intercompany Claims are either Unimpaired, and such holders of Intercompany Claims conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or Impaired, and such holders of Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each holder of an Intercompany Claim will not be entitled to vote to accept or reject the Plan.
(g)Class 7 — Intercompany Interests
(1)	Classification: Class 7 consists of any Intercompany Interests.
(2)	Treatment: Each holder of an Allowed Intercompany Interest has agreed to have its Allowed Intercompany Interest restructured in accordance with the terms of the Restructuring. Reorganized PublicCo shall receive a contribution of the New Subsidiary Common Units from Reorganized PrivateCo and Reorganized PrivateCo shall receive the New Subsidiary Preferred Units. All liabilities and assets of Capstone (other than the Capstone Turbine International Equity, Pre-Petition Secured Debt, obligations under the DIP Note Purchase Agreement and those liabilities and assets directly related to the Retained Assets) shall be transferred to the New Subsidiary. The Capstone Turbine International Equity shall be extinguished, provided that any Key Individual Retention Shares shall remain outstanding and shall become shares in Reorganized PublicCo. New Subsidiary shall own one hundred percent (100%) of the membership units of Capstone Financial Services, LLC and Branch Office – UK.
(3)	Voting: Class 7 is Unimpaired as Intercompany Interests are being consensually restructured pursuant to the Restructuring. Holders of Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such holders are not entitled to vote to accept or reject the Plan.

(h)Class 8 — Equity Interests
(1)	Classification: Class 8 consists of any Equity Interests in Capstone.
(2)	Treatment: Each shareholder in Capstone shall have its Equity Interest fully extinguished and discharged and shall receive its Pro Rata share of one hundred percent (100%) of the Reorganized PublicCo Equity, subject to dilution from any shares issued pursuant to the EIP in accordance with this Plan. All other Equity Interests, except as otherwise set forth in the Plan, including, without limitation, all warrants, including the Pre-Petition Warrants, and restricted stock units or similar contractual equity rights shall be cancelled and terminated and receive no distribution.
(3)	Voting: Class 8 is Impaired. Holders of Equity Interests in Capstone are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.
(i)Class 9 — Section 510(b) Claims
(1)	Classification: Class 9 consists of any Section 510(b) Claims against any Debtor.
(2)	Allowance: Notwithstanding anything in the Plan to the contrary, a Section 510(b) Claim (if any) may only become Allowed by Final Order of the Bankruptcy Court.
(3)	Treatment: On the Effective Date, all Allowed Section 510(b) Claims shall be fully extinguished and discharged without any further action. No holder of Allowed Section 510(b) Claims shall be entitled to receive or retain any property under the Plan.
(4)	Voting: Class 9 is Impaired. Holders (if any) of Allowed Section 510(b) Claims are conclusively presumed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.
3.3	Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

Article IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN
4.1	General Settlement of Claims

Unless otherwise set forth in the Plan, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests.

4.2	Transactions On or After the Effective Date

On the Effective Date and in accordance with Section 6.3(a) hereof, the Debtors or the Reorganized Debtors, as the case may be, the Pre-Petition Secured Party, and any other Entity party to the Restructuring shall take all actions that are necessary or appropriate to effect the Restructuring, including, but not limited to:

(1)	Capstone and the Capstone Subsidiaries will enter into an IP Assignment Agreement;
(2)	All of Capstone’s liabilities and assets (other than the Capstone Turbine International Equity, obligations under the DIP Note Purchase Agreement, Pre-Petition Secured Debt and those liabilities and assets directly related to the Retained Assets and described in the Plan Supplement) shall be transferred to New Subsidiary;
(3)	New Subsidiary shall issue the New Subsidiary Preferred Units and the New Subsidiary Common Units to Capstone;
(4)	Capstone shall contribute all New Subsidiary Common Units to Capstone Turbine International;
(5)	Capstone Turbine International shall contribute all assets held by Branch Office - UK to New Subsidiary;
(6)	Capstone Turbine International shall become a public company and shall be re-named Capstone Green Energy Corporation and be the successor to Capstone with respect to its businesses and/or assets and related liabilities (other than the Capstone Turbine International Equity, Pre-Petition Secured Debt, obligations under the DIP Note Purchase Agreement and those liabilities and assets directly related to the Retained Assets), and is intended to be the successor to Capstone for purposes of Securities and Exchange Commission registration, and shall be the successor with respect to any Claims against, or Interest in, Capstone and any Debtor subsidiary; provided that, for the avoidance of doubt Capstone Turbine International shall not be the successor to Capstone for United States federal, state or local income tax purposes and shall not be the successor to Capstone with respect to the employment of the directors, officers, and employees of the Debtors or relating to any Employment Obligations (as defined in the Plan);
(7)	Capstone shall become a private company that shall continue to own the Retained Assets and the New Subsidiary Preferred Units and have no liabilities relating to, arising under or in connection with any Claims against, or Interest in, any Debtor;
(8)	The Pre-Petition Secured Party shall receive one hundred percent (100%) of the equity interests in Reorganized PrivateCo in exchange for an agreed-upon portion of its Pre-Petition Secured Claim and, in its capacity as DIP Purchaser, an agreed-upon portion of its DIP Claim, in accordance with the terms herein;
(9)	Existing shareholders of Capstone shall receive one hundred (100%) percent of the Reorganized PublicCo Equity, subject to any dilution from any stock issued pursuant to the EIP, including the Key Individual Retention Shares;
(10)	Reorganized PrivateCo and Reorganized PublicCo will enter into the License Agreement; and;
(11)	Reorganized PrivateCo and Reorganized PublicCo and/or New Subsidiary will enter into the Services Agreement.
4.3	New Debt Facility

Confirmation of the Plan shall constitute (i) approval by the Reorganized PublicCo and/or New Subsidiary of the New Debt Facility, the New Debt Facility Term Sheet, and all transactions contemplated thereby, including the payment of all fees, indemnities, and expenses provided for therein, and (ii) authorization of Reorganized PublicCo and New Subsidiary to enter into, execute and perform under the New Debt Facility Term Sheet and use New Debt Facility Net Proceeds in accordance with the terms of the New Debt Facility Term Sheet.  On the Effective Date, all of the Liens and security interests to be granted as set forth in the New Debt Facility Term Sheet (i) shall be deemed to have been approved by New Subsidiary and its applicable subsidiaries, (ii) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the New Debt Facility Term Sheet, (iii) shall be deemed perfected upon New Subsidiary’s entry into the New Debt Facility, subject only to such Liens and security interests as may be permitted as set forth in the New Debt Facility Term Sheet, and (iv) shall not be subject to recharacterization or equitable subordination for any purposes whatsoever and shall not constitute preferential transfers or fraudulent conveyances under the Bankruptcy Code or any applicable non-bankruptcy law.

4.4	Offering and Issuance of Securities

The offering, issuance, distribution, and exercise (as applicable) of any Securities, including, without limitation, the Reorganized PublicCo Equity, the Reorganized PrivateCo Equity, the New Subsidiary Common Units and the New Subsidiary Preferred Units, pursuant to the Plan will be in compliance with the registration requirements of the Securities Act or exempt from the registration requirements of section 5 therein pursuant to section 1145 of the Bankruptcy Code, section 4(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable.  In addition, under section 1145 of the Bankruptcy Code, if applicable, any Securities issued under the Plan will be freely transferable under the Securities Act by the recipients thereof, subject to: (1) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and the rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments; (2) the restrictions, if any, on the transferability of such Securities and instruments; and (3) any other applicable regulatory approval.

The issuance of the Reorganized PublicCo Equity, the Reorganized PrivateCo Equity, the New Subsidiary Common Units and the New Subsidiary Preferred Units and any other options and associated equity awards is authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.  All such Reorganized PublicCo Equity, the Reorganized PrivateCo Equity, New Subsidiary Common Units and New Subsidiary Preferred Units issued and distributed pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

4.5	Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights.  Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right, after notice and a hearing, to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

4.6	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein or in any agreement, instrument or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by the Debtors under the Plan, in each case, other than the Retained Assets or Equity Interests cancelled pursuant to the Plan, shall vest in the Reorganized PublicCo or New Subsidiary, as applicable.  Except as otherwise provided herein or in any agreement, instrument or other document incorporated in the Plan, on the Effective Date, the Retained Assets shall vest in the Reorganized PrivateCo.  On and after the Effective Date, except as otherwise provided in the Plan, each Reorganized Debtor may operate its business and use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.  Notwithstanding anything to the contrary in the Plan, Reorganized PrivateCo shall have no liability with respect to, relating to, or in connection with any Claims (including, without limitation, Secured Tax Claims, Other Secured Claims, Other Priority Claims, General Unsecured Claims, Intercompany Claims and Section 510(b) Claims) against, or Interests (including, without limitation, Intercompany Interest and Equity Interests) in, any Debtor.

4.7	Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided herein, all notes, instruments, Certificates, including without limitation, all equity grants, warrants, and/or restricted units and any agreement with respect to the foregoing, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors or Reorganized Debtors and the non-Debtors’ Affiliates thereunder or in any way related thereto shall be discharged; provided, however, that notwithstanding Confirmation or the occurrence of the Effective Date, (i) any agreement that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (a) allowing holders of Claims or Interests to receive distributions under the Plan and (b) allowing and preserving the rights of Reorganized PublicCo or New Subsidiary, as applicable, to make distributions on account of Claims and Interests as provided in Article VI and (ii) the Note Documents shall continue in effect solely for the purposes of allowing the NPA Collateral Agent to (a) receive payment of its fees and expenses as provided under the Note Documents and (b) have the benefit of all the rights and protections for the NPA Collateral Agent under the Note Documents, including, but not limited to, the preservation of any indemnification rights.

4.8	Issuance of New Securities; Execution of Plan Documents

Except as otherwise provided herein, on the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors shall issue all Securities, notes, instruments, Certificates, and other documents required to be issued under the Plan.

4.9	Corporate Action

Each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors, whether taken prior to or as of the Effective Date, shall be authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.  Such actions may include the following: (a) the adoption and filing of charters and bylaws; (b) the appointment of directors and officers; (c) entry into and performance under the New Debt Facility; and (d) the authorization, issuance, and distribution of the Reorganized PublicCo Equity, the Reorganized PrivateCo Equity, the New Subsidiary Common Units and the New Subsidiary Preferred Units pursuant to the Plan.  For the avoidance of doubt, Confirmation of the Plan shall satisfy any shareholder vote requirements in accordance with section 303 of the Delaware General Corporation Law, 8 Del. C. 1953, § 303.

4.10	Charter and Bylaws

The certificates of incorporation and bylaws of the Reorganized Debtors (and other formation documents relating to limited liability companies, as applicable) shall be amended as may be required to be consistent with the provisions of the Plan and the Bankruptcy Code.  The Reorganized Debtors’ certificates of incorporation shall include, among other things (and only to the extent required by section 1123(a)(6) of the Bankruptcy Code), provisions prohibiting the issuance of non-voting Equity Securities.  After the Effective Date, the Reorganized Debtors may amend and restate their certificates of incorporation and other constituent documents as permitted by the laws of their respective jurisdictions of formation and their respective charters and bylaws.  The corporate governance policies of the Reorganized Debtors shall be updated to comply with the requirements of the applicable listing exchange upon the completion of the listing.

4.11	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the board of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

4.12	Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan, including any transfer of property to Reorganized PublicCo and New Subsidiary, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee or governmental assessment.

4.13	Directors, Officers, and Management

From and after the Effective Date, each director or officer of the Reorganized Debtors shall serve pursuant to the terms of their charters and bylaws or other constituent documents, and applicable state corporation law.  Additionally, in accordance with section 1129(a)(5) of the Bankruptcy Code, the identities and affiliations of the members of the board of directors of the Reorganized Debtors and any Person proposed to serve as an officer of the Reorganized Debtors shall be disclosed in the Plan Supplement.

4.14	Incentive Plans and Employee and Retiree Benefits

Except as otherwise provided herein, on and after the Effective Date, subject to any Final Order, Reorganized PublicCo and/or New Subsidiary, as applicable, shall (a) amend, adopt, assume, and/or honor in the ordinary course of business, any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plan, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, and accidental death and dismemberment insurance for the directors, officers, and employees of the Debtors who served in such capacity from and after the Petition Date (collectively, the “Employment Obligations”), and (b) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the Petition Date and not otherwise paid pursuant to a Bankruptcy Court order, provided that the Reorganized PublicCo and/or New Subsidiary shall not be required to provide cash payments in respect of the value of accrued vacation time due to the Restructuring.  Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. Aside from employees that will remain at Capstone to support the Retained Assets, New Subsidiary shall be the successor to Capstone with respect to the employment of the directors, officers, and employees of the Debtors or relating to any Employment Obligations (as defined in the Plan).  Reorganized PrivateCo shall have no liability with respect to, relating to, or in connection with the Employment Obligations or any Claims against any Debtor.

4.15	Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  No Entity may rely on the absence of a specific reference in the Plan or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan.  In accordance with sections 1123(b)(3) and 1141(b) of the Bankruptcy Code, any Causes of Action that the Debtors may hold against any Entity shall vest in the Reorganized Debtors.  The Reorganized Debtors, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action.  The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to, or action, order or approval of, the Bankruptcy Court.

4.16	Pre-Petition Secured Party’s Fees

Subject to entry of the Confirmation Order, and without in any way limiting the payment obligations under any existing engagement letter or any applicable order entered in the Chapter 11 Cases, the reasonable fees and expenses (including attorneys’ fees and financial advisors’ fees) of the Pre-Petition Secured Party in connection with the Restructuring, including, but not limited to, the reasonable fees and expenses of (i) Cleary Gottlieb Steen & Hamilton LLP, and (ii) Deloitte Transactions & Business Analytics LLP, will be paid in full in Cash by the Reorganized PublicCo, without further notice to, or action, order, or approval of the Bankruptcy Court, no later than thirty (30) days after the Effective Date.

4.17	Intercompany Claims.

Notwithstanding anything in this Plan to the contrary, on the Effective Date, the Intercompany Claims shall be reinstated, or discharged and satisfied by contributions, distributions or otherwise, at the option of the Reorganized Debtors; provided, all Intercompany Claims against Capstone shall be either (x) reinstated as claims against Reorganized PublicCo or New Subsidiary, as applicable, or (y) deemed discharged and satisfied on the Effective Date, in either case at the election of Reorganized PublicCo.  In no event shall Reorganized PrivateCo have any liabilities relating to, arising under, or in connection with Intercompany Claims.

Article V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
5.1	Assumption of Executory Contracts and Unexpired Leases

No Executory Contract and Unexpired Lease shall be assumed by Reorganized PrivateCo unless such Executory Contract and Unexpired Lease is listed as “assumed” by Reorganized PrivateCo in the Plan Supplement.  Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed by Capstone and/or the applicable Debtor counterparty (excluding, for the avoidance of doubt, Reorganized PrivateCo) and assigned to Reorganized PublicCo or New Subsidiary, as applicable, without the need for any further notice to, or action, order, or approval of, the Bankruptcy Court, as of the Effective Date under section 365 of the Bankruptcy Code, unless any such Executory Contract or Unexpired Lease: (a) is a Retained Contract; (b) is listed on the Rejection Schedule; (c) has been previously assumed or rejected by the Debtors by Final Order or has been assumed or rejected by the Debtors by order of the Bankruptcy Court as of the Effective Date, which order becomes a Final Order after the Effective Date; or (d) is the subject of a motion to assume or reject pending as of the Effective Date.  The assumption of Executory Contracts and Unexpired Leases hereunder may include the assignment of certain of such contracts to Affiliates.  The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described assumptions, assignments and rejections.

Except as otherwise provided herein or agreed to by the Debtors with the applicable counterparty, each assumed Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements related thereto, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated hereunder.  Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.2	Cure of Defaults and Objections to Assumption

Reorganized PublicCo or New Subsidiary, as applicable, shall pay Cures in the ordinary course after the Effective Date.  Any dispute regarding a Cure shall be resolved in the ordinary course in an appropriate nonbankruptcy forum.  Any Cure shall be deemed fully satisfied, released, and discharged upon payment by Reorganized PublicCo or New Subsidiary, as applicable, of the Cure.  Reorganized PublicCo or New Subsidiary, as applicable, also may settle any Cure without any further notice to, or action, order or approval of, the Bankruptcy Court.

Any objection to the assumption of an Executory Contract or Unexpired Lease pursuant to the Plan on grounds other than Cure must be filed with the Bankruptcy Court by the deadline established for filing objections to the Plan.  Any such objection will be scheduled to be heard by the Bankruptcy Court.  Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption of any Executory Contract or Unexpired Lease will be deemed to have consented to such assumption.

If there is a dispute regarding the ability of Reorganized PublicCo or New Subsidiary, as applicable, or any assignee to provide “adequate assurance of future performance” within the meaning of section 365 of the Bankruptcy Code, or any other matter pertaining to assumption, then payment of Cure shall occur as soon as practicable after entry of a Final Order resolving such dispute, approving such assumption (and, if applicable, assignment), or as may be agreed upon by Reorganized PublicCo or New Subsidiary, as applicable, and the counterparty to the Executory Contract or Unexpired Lease.  Reorganized PublicCo or New Subsidiary, as applicable, reserves the right either to reject or nullify the assumption of any Executory Contract or Unexpired Lease within forty-five (45) days after entry of a Final Order resolving an objection to assumption or determining the Cure or any request for adequate assurance of future performance required to assume such Executory Contract or Unexpired Lease.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Cures, Claims, or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption.  Any and all Claims based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Confirmation Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to, or action, order or approval of, the Bankruptcy Court.

5.3	Pre-existing Payment and Other Obligations

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors or Reorganized Debtors, as applicable, under such contract or lease.  In particular, to the extent permissible under applicable non-bankruptcy law, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide (a) payment to the contracting Debtors or Reorganized Debtors, as applicable, of outstanding and future amounts owing thereto under or in connection with rejected Executory Contracts or Unexpired Leases or (b) maintenance of, or to repair or replace, goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable.

5.4	Rejection Damages Claims and Objections to Rejection

Pursuant to section 502(g) of the Bankruptcy Code, counterparties to Executory Contracts or Unexpired Leases that are rejected shall have the right to assert Claims, if any, on account of the rejection of such contracts and leases.  All Allowed Claims (excluding the Pre-Petition Secured Claim) arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as Class 5 — General Unsecured Claims against the Debtor(s) counterparty thereto.

5.5	Contracts, Intercompany Contracts, and Leases Entered Into After the Petition Date

Contracts, Intercompany Contracts and leases entered into after the Petition Date by the Debtors and any Executory Contracts and Unexpired Leases assumed by the Debtors may be performed by Reorganized PublicCo and/or New Subsidiary, as applicable, in the ordinary course of business.

5.6	Reservation of Rights

Neither the exclusion nor inclusion of any contract or lease in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtors have any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have forty-five (45) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

Article VI

PROVISIONS GOVERNING DISTRIBUTIONS
6.1	Distributions on Account of Claims and Interests Allowed as of the Effective Date
(a)Delivery of Distributions in General

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors (as the case may be) and the holder of the applicable Claim or Interest, on the Effective Date or as soon as practicable thereafter, Reorganized PublicCo or New Subsidiary, as applicable, shall make initial distributions under the Plan on account of Claims and Interests Allowed on or before the Effective Date, subject to the Reorganized Debtors’ right to object to Claims and Interests; provided, however, that (a) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice, (b) Allowed Priority Tax Claims and Allowed Secured Tax Claims shall be paid in accordance with Sections 2.3 and 3.2(a) hereof, respectively.  To the extent any Allowed Priority Tax Claim or Allowed Secured Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.  For the avoidance of doubt, distributions to holders of an Allowed Pre-Petition Secured Claim will be made on the Effective Date.

6.2	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order, and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other distributions arising from property distributed to holders of Allowed Claims or Interests, as applicable, in a Class and paid to such holders under the Plan shall be paid also, in the applicable amounts, to any holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to holders of Allowed Claims or Interests in such Class.

6.3	Delivery of Distributions

On the Effective Date, distributions under the Plan shall be delivered by the Distribution Agent to each holder of such Interests.  The Debtors, the Reorganized Debtors, the Pre-Petition Secured Party, the NPA Collateral Agent, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

(a)Accrual of Dividends and Other Rights

For purposes of determining the accrual of dividends or other rights after the Effective Date, Reorganized PublicCo Equity, Reorganized PrivateCo Equity, New Subsidiary Common Units and New Subsidiary Preferred Units issued under the Plan shall be deemed distributed as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed.

(b)Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.  All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes.  Notwithstanding any other provision of this Plan to the contrary, (a) each holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

(c)Foreign Currency Exchange Rate

Except as otherwise provided in a Bankruptcy Court order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Effective Date.

(d)Fractional, Undeliverable, and Unclaimed Distributions
(1)	No Fractional Distributions. The Distribution Agent may not make distributions of fractions of shares of Reorganized PublicCo Equity, Reorganized PrivateCo Equity, New Subsidiary Common Units or New Subsidiary Preferred Units, as applicable. Whenever fractional distributions would otherwise be called for, the actual distributions may reflect a rounding down of such fractions.
(2)	Undeliverable Distributions. If any distribution to a holder of an Allowed Claim or Interest is returned to a Distribution Agent as undeliverable, no further distributions shall be made to such holder unless and until such Distribution Agent is notified in writing of such holder’s then-current address or other necessary information for delivery, at which time all currently due missed distributions shall be made to such holder as soon as practicable. Undeliverable distributions shall remain in the possession of Reorganized PublicCo or New Subsidiary, as applicable, until such time as a distribution becomes deliverable, or such distribution reverts to Reorganized PublicCo or New Subsidiary or is cancelled pursuant to Section 6.3(e)(3) hereof, and shall not be supplemented with any interest, dividends, or other accruals of any kind.
(3)	Reversion. Any distribution under the Plan that is an Unclaimed Distribution for a period of six months after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in the Reorganized Debtors and, to the extent such Unclaimed Distribution is a New Subsidiary Common Unit or

a New Subsidiary Preferred Unit, shall be deemed cancelled. Upon such revesting, the Claim or Interest of any holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.
(e)Surrender of Cancelled Instruments or Securities

On the Effective Date or as soon as practicable thereafter, each holder of a Certificate shall surrender such Certificate to the Distribution Agent.  Such Certificate shall be cancelled solely with respect to the Debtors, and such cancellation shall not alter the obligations or rights of any non-Debtors third parties vis-a-vis one another with respect to such Certificate.  No distribution of property pursuant to the Plan shall be made to or on behalf of any such holder unless and until such Certificate is received by the Distribution Agent or the unavailability of such Certificate is reasonably established to the satisfaction of the Distribution Agent pursuant to the provisions of Section 6.3(f) hereof.  Any holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity acceptable to the Distribution Agent prior to the first anniversary of the Effective Date shall have its Claim or Interest discharged with no further action, be forever barred from asserting any such Claim or Interest against the relevant Entity in the Reorganized Debtors or its property, be deemed to have forfeited all rights and Claims and Interests with respect to such Certificate, and not participate in any distribution under the Plan; furthermore, all property with respect to such forfeited distributions, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat, abandoned or unclaimed property law to the contrary.  Notwithstanding the foregoing paragraph, this Section 6.3(e) shall not apply to any Claims and Interests reinstated pursuant to the terms of the Plan.

(f)Lost, Stolen, Mutilated, or Destroyed Securities

Any holder of Allowed Claims or Interests evidenced by a Certificate that has been lost, stolen, mutilated, or destroyed shall, in lieu of surrendering such Certificate, deliver to the Distribution Agent an affidavit of loss acceptable to the Distribution Agent setting forth the unavailability of the Certificate and such additional indemnity as may be required reasonably by the Distribution Agent to hold the Distribution Agent harmless from any damages, liabilities, or costs incurred in treating such holder as a holder of an Allowed Claim or Interest.  Upon compliance with this procedure by a holder of an Allowed Claim or Interest evidenced by such a lost, stolen, mutilated, or destroyed Certificate, such holder shall, for all purposes pursuant to the Plan, be deemed to have surrendered such Certificate.

6.4	Claims Paid or Payable by Third Parties

A Claim shall be reduced in full and such Claim shall be disallowed without a Claims objection having to be filed and without any further notice to, or action, order or approval of, the Bankruptcy Court, to the extent that the holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors.  To the extent a holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such holder shall repay, return, or deliver any distribution held by or transferred to the holder to the Reorganized Debtors to the extent the holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

6.5	Setoffs

Except as otherwise expressly provided for herein (including with respect to any Pre-Petition Secured Claim with respect to letters of credit as provided in the definition of Other Secured Claims), the Reorganized Debtors, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable nonbankruptcy law, or as may be agreed to by the holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that the Debtors or Reorganized Debtors, as applicable, may hold against the holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise): provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtors of any such Claims, rights, and Causes of Action that such Reorganized Debtors may possess against such holder.

6.6	Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan, the aggregate consideration paid to holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, accrued through the Effective Date.

Article VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS AND INTERESTS
7.1	Disputed Claims Process

All Allowed Claims against the Debtors shall be paid in the ordinary course by Reorganized PublicCo or New Subsidiary.  All Claims shall be asserted against Reorganized PublicCo and/or New Subsidiary, and Claims asserted against Reorganized PrivateCo shall be deemed Claims against Reorganized PublicCo and/or New Subsidiary.  Parties are not required to file Proofs of Claim.  In the event that one or more parties files a Proof of Claim, the Debtors or Reorganized Debtors, as applicable, reserve all rights to contest any such Proof of Claim.  Except as otherwise provided herein, if a party files a Proof of Claim and the Debtors or Reorganized Debtors, as applicable, do not determine in their discretion, and without the need for notice to, or action, order or approval of, the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VII. For the avoidance of doubt, on and after the Effective Date, the Reorganized Debtors may negotiate and settle any Claims, including Claims for which a Proof of Claim has been filed, without further notice to or approval of the Bankruptcy Court, the Claims and Noticing Agent or any other party.

7.2	Prosecution of Objections to Claims and Interests

Except insofar as a Claim or Interest is Allowed under the Plan, the Debtors, the Reorganized Debtors, or any other party in interest shall be entitled to object to the Claim or Interest.  Any objections to Claims and Interests shall be served and filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court.  Notwithstanding anything to the contrary herein, the Reorganized Debtors may prosecute, adjudicate or otherwise resolve Claims and Interests in non-bankruptcy forums after the expiration of such 120-day period.  For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses such Debtors had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to Section 4.15 hereof.

7.3	No Interest

Unless otherwise specifically provided for in the Plan or by order of the Bankruptcy Court, post-petition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

7.4	Disallowance of Claims and Interests

All Claims and Interests of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(t), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree, or the Bankruptcy Court has determined by Final Order, that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

Article VIII

EFFECT OF CONFIRMATION OF THE PLAN
8.1	Discharge of Claims and Termination of Interests

Except as otherwise provided for herein and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition

Date, against the Debtors or any of their assets, property, or Estates; (b) the Plan shall bind all holders of Claims and Interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

8.2	Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided for herein, for good and valuable consideration, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, and liabilities whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could possibly have been asserted directly or indirectly on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, and any and all Causes of Action asserted or that could possibly have been asserted on behalf of the Debtors, that the Debtors, the Reorganized Debtors, the Estates, or Affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors or its Affiliates, the Chapter 11 Cases, the New Debt Facility, the Restructuring, the distribution, issuance, purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, prepetition contracts and agreements with the Debtors (including the NPA), the Transaction Support Agreement, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Plan and Disclosure Statement or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date, other than Claims or liabilities arising out of or related to any contractual or fixed monetary obligation owed to the Debtors or the Reorganized Debtors; provided that Claims and Causes of Action for fraud, gross negligence, or willful misconduct shall not be so released.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.2, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.2; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to the Debtors asserting any Claim or Cause of Action released by this Section 8.2.

8.3	Releases by Certain Holders of Claims

As of the Effective Date, the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Released Parties from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, contract, violations of federal or state securities laws, Avoidance Actions, including any derivative Claims, asserted or that could be asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the New Debt Facility, the Restructuring, the distribution, issuance, purchase, sale, or rescission of any Security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, prepetition contracts and agreements with the Debtors (including the NPA), the Transaction Support Agreement, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Plan, the Disclosure Statement, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence taking place before the Effective Date of the Plan; provided that Claims and Causes of Action for fraud, gross negligence, or willful misconduct shall not be so released.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any obligations arising on or after the Effective Date of any party under the Plan, or any document, instrument, or agreement executed to implement the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.3, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Debtors, the Reorganized Debtors, the Estate, and the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.3; (c) in the best interests of the Debtors and all holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under this Section 8.3 from asserting any Claim or Cause of Action released by this Section 8.3.

8.4	Exculpation

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct.  The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.5	Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.2 or Section 8.3 hereof, discharged pursuant to Section 8.1 hereof, or are subject to exculpation pursuant to Section 8.4 hereof, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated, or settled pursuant to the Plan.

8.6	Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or any Entity with which the Reorganized Debtors has been or is associated, solely because the Reorganized Debtors were Debtors under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors were granted a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

8.7	Indemnification

On and from the Effective Date, and except as prohibited by applicable law, Reorganized PublicCo shall assume or reinstate, as applicable, all indemnification obligations in place as of the Effective Date (whether in bylaws, certificates of incorporation, board resolutions, contracts, or otherwise) for the current and former directors, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and the respective Affiliates of such current and former directors, officers, managers, and employees.  In no event shall Reorganized PrivateCo have any liabilities relating to, arising under, or in connection with the foregoing indemnification obligations.

Reorganized PublicCo agrees to indemnify Reorganized PrivateCo, its affiliates and its respective officers, partners, directors, trustees, employees and agents (each, an “Indemnitee Agent Party”) for and against any and all liabilities, obligations, losses, damages, penalties, fees, fines, actions, judgments, suits, costs, reasonable and documented expenses (including attorneys’ fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in any way relating to or arising out of events occurring prior to the Effective Date, including any governmental or regulatory agency fees, fines or penalties or any Claims, including any Section 510(b) Claims, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Indemnitee Agent Party; provided, Reorganized PublicCo shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, fees, fines, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order.  The foregoing notwithstanding, (i) any and all taxes resulting from the Restructuring due and owing by Reorganized PrivateCo shall be the sole and exclusive responsibility of Reorganized PrivateCo and shall not be the responsibility of New Subsidiary and/or Reorganized PublicCo or covered by any indemnification provision in this Section 8.7 or otherwise, and (ii) any and all taxes resulting from the Restructuring due and owing by Reorganized PublicCo and New Subsidiary shall be the sole and exclusive responsibility of Reorganized PublicCo and New Subsidiary, as applicable.

8.8	Release of Liens

Except (a) with respect to the Liens securing the Secured Tax Claims or Other Secured Claims (depending on the treatment of such Claims), or (b) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estate shall be fully released and discharged, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and its successors and assigns.

Article IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
9.1	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2 hereof:

(a)the Confirmation Order shall have been entered and such order shall be materially consistent with the Transaction Support Agreement and shall be in form and substance reasonably satisfactory to the Pre-Petition Secured Party, the NPA Collateral Agent, and the Debtors;
(b)the Confirmation Order shall have become a Final Order;
(c)all documents and agreements necessary to implement the Plan: (1) shall have all conditions precedent to such documents and agreements satisfied or waived pursuant to the terms of such documents or agreements; (2) shall have been tendered for delivery to the required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (3) shall have been effected or executed;
(d)the Effective Date shall occur no later than forty-two (42) calendar days after the Petition Date; and
(e)all other actions necessary for the occurrence of the Effective Date shall have been taken.
9.2	Waiver of Conditions Precedent

The Debtors may, with the written consent of the Pre-Petition Secured Party and in consultation with the NPA Collateral Agent, waive any of the conditions to the Effective Date set forth in Section 9.1 hereof without any notice to any other parties in interest and without any further notice to, or action, order or approval of, the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

9.3	Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

Article X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN
10.1	Modification of Plan

Effective as of the date hereof, (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order, subject to the limitations set forth herein and the Transaction Support Agreement; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may amend or modify the Plan, in accordance with section l127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, this clause (b) being subject in all cases to the limitations set forth herein and in the Transaction Support Agreement.

10.2	Revocation or Withdrawal of Plan

Subject to the terms of the Transaction Support Agreement, the Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects; (b) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of the Debtors or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

10.3	Confirmation of the Plan

The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code.  Subject to the terms of the Transaction Support Agreement, the Debtors reserve the right to amend the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

Article XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising under the Bankruptcy Code or arising in, or related to, the Chapter 11 Cases, to the fullest extent permitted by law, including, among other things, jurisdiction to:

1.allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;
2.decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;
3.resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party or with respect to which any Debtor may be liable and to hear, determine and, if necessary, liquidate, any Cure or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors’ amendment, modification, or supplement, after the Effective Date, pursuant to Article V, of the list of Executory Contracts and Unexpired Leases to be rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;
4.ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;
5.adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;
6.enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;
7.enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;
8.grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;
9.hear, determine, and resolve any applications for allowance and payment of any Professional Claim;
10.issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;
11.hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including:

(a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the holder of a Claim or Interest for amounts not timely repaid pursuant to Section 6.4 hereof; (b) with respect to the releases, injunctions, and other provisions contained in Article VIII, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; or (d) related to section 1141 of the Bankruptcy Code;
12.enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;
13.consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;
14.hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
15.enter an order or Final Decree concluding or closing the Chapter 11 Cases;
16.enforce all orders previously entered by the Bankruptcy Court; and
17.hear any other matter not inconsistent with the Bankruptcy Code.
Article XII

MISCELLANEOUS PROVISIONS
12.1	Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.2	Payment of Statutory Fees

All fees payable pursuant to 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Cases is converted, dismissed, or a Final Decree is issued, whichever occurs first.

12.3	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the holders of Claims or Interests prior to the Effective Date.

12.4	Elimination of Vacant Classes

Any Class of Claims that does not have a holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section l129(a)(8) of the Bankruptcy Code.

12.5	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

12.6	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Debtors and Reorganized Debtors:	CAPSTONE GREEN ENERGY CORPORATION, a Delaware Corporation

16640 Stagg Street

Van Nuys, California 91406

Attention: John Juric, Chief Financial Officer

Telephone: (818) 734-5300

with a copy to:YOUNG CONAWAY STARGATT

& TAYLOR, LLP

Matthew B. Lunn

Shane M. Reil

Rodney Square

1000 North King Street

Wilmington, Delaware 19801

Telephone: (302) 571-6600

Facsimile: (302) 571-1253

KATTEN MUCHIN

ROSENMAN LLP

Peter A. Siddiqui

Ethan D. Trotz

Kenneth N. Hebeisen

525 West Monroe Street

Chicago, Illinois 60661

Telephone: (312) 902-5200

Facsimile: (312) 902-1061

Pre-Petition Secured Party:	BROAD STREET CREDIT HOLDINGS LLC, a Delaware Limited Liability Company

with a copy to:CLEARY GOTTLIEB STEEN &

HAMILTON LLP

Sean A. O’Neal

John Veraja

One Liberty Plaza

New York, NY 10006

Telephone: (212) 225-2000

soneal@cgsh.com

jveraja@cgsh.com

12.7	Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.8	Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.9	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (c) nonseverable and mutually dependent.

Dated:  September 28, 2023 Capstone Green Energy Corporation

on behalf of itself and the other Debtors

/s/ John Juric_____________________

Name: John Juric

Title: Chief Financial Officer